Exhibit 10.3

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of the 27th day of September 2011, by and among Enzymotec Ltd., an Israeli company (Reg. No. 51-260924-9) with principal offices at P.O. Box 6, Migdal Ha'Emek 23106, Israel (the “Company”) and the Investors listed under Schedule I hereto (each, an “Investor”, and collectively, the “Investors”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) determined that it is in the best interests of the Company to raise capital by means of the issuance of Preferred B2 Shares of the Company, nominal value NIS 0.01 each (“Preferred B2 Shares”);

WHEREAS, the Investors desire to invest in the Company pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, certain Investors (the "CCA Investors") have invested in the Company the total investment amount of US$ 2,200,000, pursuant to that certain Capital Call Agreement by and between the Company and the CCA Investors dated December 21, 2009 (the "CCA Amount" and the "Capital Call Agreement" or "CCA", respectively);

WHEREAS, the Company and the CCA Investors agree that the CCA Amount will be deemed part of the investment made hereunder (except only in respect to the issuance of Warrants as more fully described herein) and that the Company shall issue and allot to the CCA Investors Preferred B2 Shares (in lieu of Series B1 Preferred Shares, as contemplated under the Capital Call Agreement) at the Price Per Share (as defined below), all in accordance with and subject to the terms and provisions of this Agreement; and

NOW THEREFORE, in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.	The Investment

1.1.	Issuance and Purchase of Shares. Subject to the terms and conditions hereof, the Company will issue and allot to the Investors, and the Investors will severally and not jointly purchase from the Company, an aggregate number of up to 22,020 (Twenty Two Thousand and Twenty) Preferred B2 Shares (the “Purchased Shares”), having such rights, privileges and preferences as set forth in this Agreement, in the Third Amended and Restated Articles of Association of the Company (the “Amended Articles”) and in the Investors' Rights Agreement (the “IRA”). The Purchased Shares will be issued by the Company to each of the Investors only against full payment therefore, in accordance with that Investor's portion out of the First Installment and Second Installment (as defined in Section 1.3 below).

1.2.	The Consideration. In consideration for the issuance and allotment to the Investors of the Purchased Shares, the Investors will pay the Company severally and not jointly, on the dates set forth in Section 1.3 below, a price of US$ 363.30 (Three Hundred Sixty Three US Dollars and Thirty Cents) per each Purchased Share (the “Price Per Share”), and in the aggregate, an amount of US$ 8,000,000 (Eight Million US Dollars) (the "Investment Amount"), where each Investor shall pay its respective portion of the Investment Amount, as set forth opposite such Investor's name in Schedule I attached hereto. The Price Per Share reflects a Company pre-money fully-diluted valuation of US$ 79,902,386, which takes into account an increase of the number of Ordinary Shares, nominal value NIS 0.01 each, of the Company (“Ordinary Shares”) reserved for issuance under the Company's employee stock option plan (the "ESOP Pool") by 1,713 Ordinary Shares.

1.3.	Installments. The Investment Amount will be paid in two (2) installments, as follows:

1.3.1	On the Closing Date, the Investors will pay to the Company an aggregate amount of US$ 4,000,000 out of the entire Investment Amount (the “First Installment”), where each Investor will pay to the Company its respective portion out of the First Installment, as set forth opposite each Investor’s name in Schedule I attached hereto. Subject to receipt of the respective portion of the First Installment, the Company shall issue and allot to the Investor the Purchased Shares and in the aggregate up to 11,010 Preferred B2 Shares (the "First Installment Shares").

1.3.2	The remaining portion out of the entire Investment Amount, in an aggregate amount of US$ 4,000,000 (the “Second Installment”), will be transferred and paid to the Company by the Investors from time to time, in accordance with the Business Plan, but in any event the entire Second Installment shall be transferred and paid to the Company by no later than December 31, 2012 (the "Final Date"). Each Investor will pay to the Company, not later than the dates set forth in the Business Plan, its respective portion out of each such interim payment within the Second Installment, in accordance with such Investor's pro rata percentage of the Second Installment, as set forth opposite each Investor’s name in Schedule I attached hereto and, by no later than the Final Date, its entire (if any) remaining respective portion out of the Second Installment. Subject to receipt of each payment under the Second Installment, the Company will issue and allot additional Preferred B2 Shares to the Investors, and in the event that the Second Installment is paid to the Company in full, the Company shall issue and allot to the Investors 11,010 Preferred B2 Shares (collectively, the "Second Installment Shares").

1.4.	Non-Payment of the Second Installment. For the avoidance of any doubt, the obligation of each Investor to transfer its respective portion of the Second Installment (all or any portion thereof) is and will not be conditional nor related in anyway whatsoever to the status of the Company's business, financial, assets or prospectus or to the general condition or atmosphere in the relevant markets. In the event that an Investor does not transfer to the Company its respective portion of the Second Installment when due in accordance with the provisions of this Agreement, then all of the Preferred B2 Shares issued to such Investor at the Closing or thereafter (in consideration for its respective portion of the First Installment or any payment of the Second Installment or exercise of Warrant) shall automatically be converted into Ordinary Shares, at the then applicable conversion price, without the need to take any further action in this respect, including no further Board or Shareholders approvals and any unexercised portion of the Warrant issued to such defaulting Investor shall automatically and immediately expire and be of no force and effect and such defaulting Investor shall not be entitled to any additional Purchased Shares not yet paid for by such defaulting Investor. A default by one or more Investors will not affect the obligations of the other Investors to pay their amount of the Second Installment on time.

1.5.	Payment. Payment of the Investment Amount, net and free of any deductions, shall be effected by way of bank transfer to the Company's designated bank account in US Dollars, and each Investor will provide the Company, following each Installment, with the transferring bank’s confirmation of such transfer.

2.	Issuance pursuant to the Capital Call Agreement and Termination thereof

2.1.	Issuance of the CCA Shares. At the Closing, the Company will issue, in addition to the Purchased Shares, 6,056 Preferred B2 Shares (the "CCA Shares") to the CCA Investors, pursuant to the consummation and completion of the transactions contemplated under the CCA. The number and breakdown of the CCA Shares among the CCA Investors is as set forth in Schedule I attached hereto and in the capitalization table of the Company, attached hereto as Schedule 5.4. The CCA Investors will be entitled to all rights and preferences to be granted to the Investors hereunder with respect to the CCA Shares issued to them hereunder, except that they will not be entitled to the Warrants and the Warrant Shares. For the avoidance of any doubt, the immediately preceding sentence applies only to the CCA Shares issuable to the CCA Investors and not to any Purchased Shares issued to them hereunder.

2.2.	Termination of the CCA. Upon the issuance and allotment of the CCA Shares to the CCA Investors on the Closing Date, the CCA will terminate, any amount not transferred to the Company there under shall no longer be transferable by any of the parties thereto, and the parties shall have no further rights or obligations there under, all in accordance with the Termination Agreement that the Company and the CCA Investors shall enter into and execute at the Closing and which shall be in the form attached hereto as Schedule 2.2 (the "CCA Termination Agreement").

3.	Issuance of Warrants

3.1.	At the Closing, the Company shall issue to each of the Investors a warrant to purchase additional number of Preferred B2 Shares at a price per share equal to the Price Per Share (subject to any adjustments for any Recapitalization Event, as defined in the Amended Articles), pursuant to and in accordance with the terms and conditions (including, without limitation, as to the exercise period and manner of exercise of such warrants) set forth in the warrant certificate in the form attached hereto as Schedule 3 (each a "Warrant" and collectively the "Warrants"). The Preferred B2 Shares underlying the Warrants shall be referred to collectively as the "Warrant Shares". The number of Warrants Shares issuable under the initial Warrants to be issued to each Investor at the Closing, shall cover 20% of the number of First Installment Shares actually purchased and paid for by such Investor at the Closing. Upon receipt by the Company of any additional portion of the Investment Amount, it will issue to each Investor an additional Warrant covering 20% of the additional portion of the Investment Amount so transferred to the Company by such Investor. The Warrants shall state that the total number of Warrant Shares underlying each Warrant shall equal to twenty percent (20%) of the Purchased Shares actually purchased and paid for by each Investor hereunder (excluding, for the avoidance of doubt, any CCA Shares). The Warrants may be exercised, in whole or in part, (A) for cash, at any time and from time to time, following issuance thereof but prior to the earlier to occur of: (i) the closing of an IPO (as defined in the Amended Articles), (ii) the closing of a Deemed Liquidation Event (as defined in the Amended Articles); or (iii) the fifth anniversary of the Closing; or (B) on a cashless basis immediately prior to an IPO (as defined in the Articles) or a Deemed Liquidation (as defined in the Articles); all in accordance with the terms of the Warrant.

4.	Closing; Deferred Closing

4.1.	Closing. The issuance and allotment of the CCA Shares, the Purchased Shares and the relevant Warrants, the termination of the CCA and the registration of the aforesaid shares in the name of the Investors in the shareholders register of the Company, will take place at a closing (the "Closing") to be held on or before, September 27, 2011 (the “Closing Date”), at such place as the parties shall mutually agree.

4.2.	Transactions at Closing. At the Closing and subject to the fulfillment of the closing conditions contained in Section 7 below, the following transactions will occur, which transactions will be deemed to take place simultaneously and no transaction will be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

4.2.1	The Company will deliver to the Investors the following documents:

(i)	True and correct copy of the minutes of the extraordinary general meeting of the shareholders of the Company, in the form attached hereto as Schedule 4.2.1(i)(A), approving, among other things: (i) the adoption of the Amended Articles, in the form attached hereto as Schedule 4.2.1(i)(B); (ii) the reclassification of the authorized share capital of the Company as described in the Amended Articles, and (iii) the execution of this Agreement and all of its exhibits and schedules, and the transactions contemplated hereby and thereby; together with a duly completed notice, in the form attached hereto as Schedule 4.2.1(i)(C), ready for filing with the Israeli Registrar of Companies (the “Registrar”).

(ii)	True and correct copy of the resolution of the Company's Board, in the form attached hereto as Schedule 4.2.1(ii)(A), approving, among other things: (i) the execution of this Agreement and all of its exhibits and schedules, and the transactions contemplated hereby and thereby; (ii) the issuance and allotment by the Company of the CCA Shares, the First Installment Shares to the Investors and the respective Warrants (covering, in the aggregate, 20% of the number of First Installment Shares actually purchased and paid for) against payment of the First Installment, and (iii) the issuance in principle to the Investors of the Second Installment Shares and additional Warrants (covering, in the aggregate, 20% of the number of Second Installment Shares actually purchased and paid for), on the dates the Investors will actually pay to the Company each applicable portion of the Second Installment (and subject to such payment); together with a duly completed notice of such issuance to the Registrar, in the form attached hereto as Schedule 4.2.1(ii)(B), ready for filing with the Registrar.

(iii)	Validly executed share certificates covering the CCA Shares and the First Installment Shares, issued in the name of the Investors, in the form attached hereto as Schedule 4.2.1(iii).

(iv)	A copy of the Company’s Register of Shareholders, whereby the Investors have been entered as the owner of the CCA Shares and/or the Purchased Shares, in the form attached hereto as Schedule 4.2.1(iv).

(v)	The Company shall issue a Warrant to each of the Investors, in the form attached hereto as Schedule 3.

(vi)	Validly executed waivers by the applicable shareholders of the Company and by any other applicable third party, in the form attached hereto as Schedule 2.2.2(vi), with respect to any preemptive rights, first refusal rights, anti-dilution rights or similar rights such shareholders or third parties hold in connection with the transactions contemplated herein, pursuant to the Articles of Association of the Company effective immediately prior to the adoption of the Amended Articles or any applicable law or agreement ("The Closing Waivers"). For the removal of doubt it is clarified that the Closing Waivers shall not apply to shares that may be issued at the Deferred Closing for which the Company shall have to obtain additional separate waivers.

4.2.2	Payment of First Installment. Each Investor will cause the transfer to the Company of its respective portion of the First Installment, as set forth opposite such Investor’s name on Schedule I attached hereto, by wire transfer of immediately available funds as set forth in section 1.5 above. In the event that an Investor fails to transfer, for any reason whatsoever, its full portion of the First Installment as herein set forth, then, except if at least 3,700,000 (Three Million and Seven Hundred Thousand) US Dollar of the First Installment have been paid and transferred to the Company, the Closing shall be deemed not consummated, the Company shall return to the other Investors any amounts actually invested by them under this Agreement and any and all agreements, resolutions, Warrants and other documents executed in connection with this Agreement shall be null and void.

4.2.3	Termination of the CCA. The Company and the CCA Investors shall sign the CCA Termination Agreement, in the form attached hereto as Schedule 2.2.

4.2.4	Termination of Shareholders Rights Agreement. The Company and the shareholders listed under that certain Restated Shareholders Rights Agreement dated December 21, 2009 (or shareholders holding at least 90% of the issued and outstanding share capital of the Company) shall sign on a form of a Termination Agreement, in the form attached hereto as Schedule 4.2.4.

4.2.5	Investors' Rights Agreement. The Company and the Investors shall enter into and execute that certain Investors' Rights Agreement, in the form attached hereto as Schedule 4.2.5.

4.3.	Deferred Closing. The Company will have the right, from time to time until the lapse of six (6) months from the Closing Date (the “Deferred Closing Date”), and subject to existing preemptive rights, as applicable, to issue and allot to additional investors approved by the Board, which, for the avoidance of doubt, may include the Investors investing at the Closing (the "Deferred Closing Investors"), an additional number of up to 11,010 Preferred B2 Shares ("Deferred Closing Purchased Shares"), at the Price Per Share and on the same terms and conditions as set forth herein, in consideration for an aggregate additional investment amount of up to US$ 4,000,000 (the "Additional Investment Amount", and the "Deferred Closing", respectively). The Deferred Closing Investors shall be deemed Investors for all intents and purposes hereunder.

4.4.	Transactions at the Deferred Closing. At the Deferred Closing, the following transactions will occur, which transactions will be deemed to take place simultaneously and no transaction will be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

4.4.1	Each of the Deferred Closing Investors who have not executed this Agreement on the date hereof shall enter into a joinder agreement, under which the Deferred Closing Investor shall purchase the Deferred Closing Purchased Shares on the same terms and conditions as set forth in this Agreement and which will state the number of Deferred Closing Shares being purchased by it and its respective portion out of the Additional Investment Amount to be transfererd to the Company by such Deferred Closing Investor.

4.4.2	The Company shall issue to the Deferred Closing Investors an aggregate number of up to 11,010 Preferred B2 (the "Deferred Closing Purchased Shares"), to be allocated among the Deferred Closing Investors as listed opposite each Deferred Closing Investor's name on Schedule II attached hereto, which will be completed on the Deferred Closing Date and will be deemed an integral part hereof. By signing this Agreement, all of the parties to this Agreement hereby agree to the amendment of this Agreement through the incorportion of the completed and filled-in Schedule II, subject to the terms and conditions of this Section 4.

4.4.3	The Company shall register the issuance of the Deferred Closing Purchased Shares in the name of the Deferred Closing Investors in the Register of Shareholders of the Company.

4.4.4	The Company shall have delivered to each Deferred Closing Investor validly executed share certificates, dated as of the Deferred Closing date, covering the respective portion of the Deferred Closing Purchased Shares issued in the name of such Deferred Closing Investor, in the form attached as Schedule 4.2.1(iii) hereto.

4.4.5	The Company will file with the Register a proper notice of the issuance of the Deferred Closing Purchased Shares actually purchased on the Deferred Closing.

4.4.6	The Company will issue to each Deferred Closing Investor a Warrant, in the form attached hereto as Schedule 3, covering 20% of the respective portion of the Deferred Closing Purchased Shares actually purchased by each Deferred Closing Investor.

4.4.7	Each Deferred Closing Investor shall cause the transfer to the Company of its respective portion of the Additional Investment Amount for the Deferred Closing Purchased Shares as set forth opposite such Deferred Closing Investor's name in Schedule II, by wire transfer of immediately available funds.

5.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Investors that, except as set forth on the Disclosure Schedule attached hereto as Schedule 5, which exceptions shall be deemed to be part of the representations and warranties made hereunder, as of the date hereof and as of the date of the Closing, the following representations and warranties are true and accurate in all material respects:

5.1.	Authorization. The Company has the full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby or which are ancillary hereto (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to be executed by the Company, when executed and delivered by or on behalf of the Company, will constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or in law). All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of all its obligations under the Transaction Documents and for the authorization, issuance and allotment of the CCA Shares, the Purchased Shares and the Warrant Shares will be taken prior to the Closing. No consent, approval, order, license, permit, action by, or authorization of or from any person or entity or filing with any governmental authority on the part of the Company is required in connection with the valid execution, delivery and performance of this Agreement, the Transaction Documents and the offer, sale and issuance of the CCA Shares, the Purchased Shares and the Warrant Shares, except for filings of the applicable notices to the Registrar of Companies, as set forth herein.

5.2.	Organization. The Company is duly organized and validly existing company under the laws of the State of Israel. The Company has all requisite power to own and operate its properties and assets, and to carry on its business as presently conducted.

5.3.	Compliance with other Instruments. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to be executed by the Company and the consummation of the transactions contemplated hereby will not result in any violation of, or conflict with or constitute a default under, the Articles of Association of the Company, or any contract, agreement, instrument or mortgage of the Company or to which it is a party, nor will it result in the creation of any lien upon any of the properties or assets of the Company.

5.4.	Share Capital. The Company’s authorized share capital immediately prior to Closing is NIS 36,250, divided into 3,625,000 shares, nominal value NIS 0.01 each, as follows: (i) 3,399,618 Ordinary Shares; (ii) 8,282 Preferred A Shares; (iii) 15,000 Preferred B Shares; (iv) 152,100 Preferred B1 Shares; and (v) 50,000 Preferred B2 Shares. All issued and outstanding share capital of the Company has been duly authorized and validly issued, and is fully paid and non-assessable. Immediately prior to and following the Closing, the issued and outstanding share capital of the Company (including on a fully diluted basis) shall be as set forth in the capitalization table attached hereto as Schedule 5.4 (the "Cap Table"). The CCA Shares, the Purchased Shares and the Warrant Shares when issued and allotted by the Company, will: (a) be duly authorized, validly issued, fully paid, non-assessable, free of any preemptive rights, (ii) have the rights, preferences, privileges, and restrictions set forth in the Amended Articles, (iii) be free and clear of any pledges, liens, claims, encumbrances or third party rights of any kind, and (iv) duly registered in the name of the Investors in the Company's shareholders register. The Ordinary Shares issuable upon conversion of the CCA Shares, the Purchased Shares and the Warrant Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Amended Articles, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, and will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles, and will be free and clear of any pledges, Liens, claims, encumbrances, security interest or third party rights of any kind and duly registered in the name of the Investors in the Company's shareholders register. Except as set forth in Schedule 5.4, and except for the transactions contemplated by this Agreement, there are no outstanding warrants, options or other rights (including convertible loans) to subscribe for, purchase or acquire from the Company any shares or options, warrants, notes convertible to share capital of the Company, and other rights to acquire share capital from the Company ("Company Securities"), and there are no agreements or undertakings providing for the issuance of, or the granting of the rights to acquire any shares or other Company Securities of the Company or under which the Company is or may become obligated to issue any of its shares or Company Securities. All options and other Company Securities are included in the Cap Table.

5.5.	Financial Statements; Changes. The Company has furnished the Investors with its audited financial statements for the year ended December 31, 2010 and its unaudited financial statements for the six months period ended at June 30, 2011 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with Israeli GAAP applied on a consistent basis, fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments, do not contain a misleading statement or fail to state a material fact. Except as set forth in the Financial Statements or as set forth in Schedule 5.5, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2011, (ii) obligations under contracts and commitments incurred in the ordinary course of business, and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements. Since June 30, 2011, and other than as set forth in Schedule 5.5, there has not been any event that has had or could reasonably be expected to have a material adverse effect on the Company.

5.6.	Litigation. Except as set forth in Schedule 5.6 attached hereto, there is no action, suit, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company. Except as set forth in Schedule 5.6 attached hereto, there is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

5.7.	Intellectual Property. To the best of its knowledge, the Company owns, or is licensed to use all intellectual property used in or necessary for the conduct of its business as currently conducted. There are no claims or demands pending by any other person pertaining to any of such intellectual property nor, to the best knowledge of the Company, is there a claim or demand threatened, and no proceedings have been instituted or, to the best knowledge of the Company, threatened which challenge the rights of the Company with respect to such intellectual property. To the best of the Company’s knowledge, the Company’s products produced or supplied by the Company do not infringe the intellectual property of any third person. To the Company’s best knowledge, no proceeding charging the Company with infringement of any intellectual property of any third person has been filed or is threatened to be filed.

5.8.	Interested Party Transactions. Except as set forth in Schedule 5.8 attached hereto, no officer or director of the Company, or any affiliate of any such person or the Company, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. Except as set forth in Schedule 5.8 attached hereto, and other than in respect of the Company’s standard employees’ loans policy, there are no existing agreements, arrangements or proposed transactions between the Company and any officer, director, or holder of 5% or more of the share capital of the Company, or to the best knowledge of the Company any affiliate or associate of any such person. Except as set forth in Schedule 5.8 attached hereto, no employee, shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them other than advances for travel, salary and other expenses in the Company’s ordinary course of business.

5.9.	Governmental Consents and Filings. Other than as set forth in Schedule 5.9 attached hereto, no consent, approval, order or authorization of, any governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for the filing of the Amendment to the Articles, which will have been filed as of or immediately following the Closing.

6.	Representations and Warranties of the Investors

Each Investor hereby, severally and not jointly, represents, warrants and undertakes to the Company that, as of the date hereof and as of the date of the Closing, the following representations and warranties are true and accurate in all respects:

6.1.	Organization. It is a duly organized and validly existing organization under the laws of the State of Israel or under the laws of other jurisdictions. It has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby or which are ancillary hereto and to consummate the transactions contemplated hereby and thereby.

6.2.	Enforceability. This Agreement and the agreements to be executed by the Investor under this Agreement, when executed and delivered by the Investor, will constitute the valid, binding and enforceable obligations of the Investor, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or in law).

6.3.	Authorization. The execution, delivery and performance of the obligations of the Investor hereunder have been (or will be by the Closing) duly authorized by all necessary corporate action and will not violate any provision of the corporate documents of such Investor, or of any law or regulation, or any judgment, order or decree by which it is bound, or any contract to which it is a party or by which it is bound.

6.4.	Private Company; Risk Factor. The Investor understands that the Company is a private Company and that the Shares have not been registered under the securities laws of any jurisdiction and therefore, the Shares will not be publicly tradable unless they are subsequently registered under applicable securities laws or an exemption from such registration is available. The Investor is buying the Purchased Shares and/or the Deferred Closing Purchased Shares, as the case may be, only for investment, for its own account, and without any present intention to sell or distribute the Purchased Shares and/or the Deferred Closing Purchased Shares, as the case may be. The Investor is knowledgeable and experienced business entity and it is aware that the investment in the Company under this Agreement involves a risk, which it can bear.

6.5.	Certain Knowledge and Experience. Each of the Current Investors hereby warrants and represents that it is already a shareholder in the Company. Thus, it is familiar with the Company’s business and its prospects.

6.6.	Disclosure of Information. It has been afforded the opportunity to ask questions of officers or other representatives of the Company concerning the business of the Company and to discuss the terms and conditions of the offering of the the Purchased Shares and/or the Deferred Closing Purchased Shares, as the case may be, and the Company’s business, management and financial affairs with the Company’s management.

7.	Conditions to Closing

7.1.	Conditions to Closing of the Investors. The obligations of the Investors to purchase the Purchased Shares and transfer the First Installment at the Closing are subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by an Investor, which waiver will be at the sole discretion of each Investor:

(i)	Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing as if made on the date of the Closing.

(ii)	Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to or at the Closing shall have been performed or fulfilled by the Company prior to or at the Closing, as applicable.

(iii)	Consents. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and the other Transaction Documents and to issue CCA Shares, the Purchased Shares and the Warrants, in a form or forms acceptable to the Investors.

7.2.	Conditions to Closing of the Company. The Company's obligations to sell, issue and allot the CCA Shares and the Purchased Shares to each Investor at the Closing are subject to the fulfillment on or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Company, at its sole discretion:

(i)	Representations and Warranties. the representations and warranties made by the Investors in this Agreement shall have been true and correct when made, and shall be true and correct as of the date of the Closing, which conditions may be waived in whole or in part by the Company, as the case may be, and which waiver shall be at the sole discretion of the Company.

(ii)	Covenants. All covenants, agreements and conditions contained in Section 4.2 shall have been performed or complied with by the applicable Investors prior to or at the Closing.

8.	Affirmative Covenants

8.1.	Business Plan. The Company’s Board shall approve by, not later than December 31, 2011, a detailed business plan covering FY 2012 – 2014, which plan will include, among other things, the Company's budget for FY 2012 (the “Business Plan”). The Business Plan shall specify, inter alia, the dates on which the applicable portion and payments within the Second Installment will be transferred to the Company.

8.2.	Use of Proceeds. The company shall use the Investment Amount and/or the Additional Investment Amount in accordance with the Business Plan.

9.	Confidentiality

Each party hereto agrees, in addition to any other existing confidentiality obligation, that it shall at all times keep confidential the terms and conditions of this Agreement, all exhibits hereto and all agreements and documents delivered in connection therewith, and not divulge or make accessible to anyone, or use any non-public material information concerning or relating to the business or financial affairs of any other party to this Agreement, to which such party has been or will become exposed by reasons relating to this Agreement, except: (i) to its employees and advisors in such capacity as required to perform its obligations hereunder and provided that such individual undertakes to be bound by the terms of this section, (ii) if required by law, or (iii) with the prior written consent of the other party.

10.	Miscellaneous

10.1.	Expenses. Each of the parties hereto will bear and pay any expense imposed on or incurred by it (if at all) under any law or otherwise in relation with this Agreement and the transactions contemplated therein, whether or not such transactions shall be consummated; provided, however, that subject to the consummation of the Closing, at the Closing, the Company will bear the legal fees and costs of each of Ofer Hi-Tech Ltd. and Galam Ltd. incurred in connection with the transactions contemplated hereby, including without limitation in connection with the due diligence, negotiations and preparation of transaction documents, up to an aggregate amount of US$ 25,000 plus VAT for each of the above parties.

10.2.	Further Assurances. Each of the parties hereto will perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

10.3.	Governing Law; Jurisdiction. This Agreement will be exclusively governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

10.4.	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement.

10.5.	Entire Agreement. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

10.6.	Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Investors who invested at least 90% of the Investment Amount.

10.7.	Notices. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at their address as set forth above.

10.8.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.9.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Signature Pages to Follow]

[Company’s Signature Page]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

Company:	/s/ Oren Bryan
Enzymotec Ltd.

	Name:	Oren Bryan

	Title:	CFO

[Investors’ Signature Page]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

The Investors:	/s/ Yoav Doppelt
Ofer Hi-Tech Investments Ltd.

	Name:	Yoav Doppelt
	Title:	CEO

/s/ Yossi Peled /s/Shmuel Ested
Galam Ltd.

Name:	Yossi Peled Shmuel Ested
Title:	MD Treasurer

/s/ Ignacio Aranguren-Trellez
Arancia International, Inc.

Name:	Ignacio Aranguren-Trellez
Title:	President

/s/ Natalia Sutugina /s/ Jean Medernach
BIP Venture Partners SA, SICAR

Name:	Natalia Sutugina Jean Medernach
Title:	Investment Manager Investment Director

/s/ Tova Posner Henkin /s/ Ofer Borovsky
Plasson Ltd.

Name:	Tova Posner Henkin Ofer Borovsky
Title:	CEO Joint CFO

[CCA Investors’ Signature Page]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

The Investors:	/s/ Zwi Vromen /s/ Nir Belzer
Millennium II Materials Technology Fund L.P

	Name:	Zwi Vromen Nir Belzer
Title:

/s/ Nir Belzer
M-4 Management L.P.

Name:	Nir Belzer
Title:

/s/ Alan Feld
Vintage Venture Partners, L.P.

By:	its general partner Vintage Ventures LP
By:	its general partner Vintage Venture Fund I Ltd

Name:	Alan Feld
Title:	Managing Partner

/s/ Alan Feld
Vintage Venture Partners (Israel), L.P.

By:	its general partner Vintage Ventures LP
By:	its general partner Vintage Venture Fund I Ltd

Name:	Alan Feld
Title:	Managing Partner

/s/ Alan Feld
Vintage Venture Partners (Parallel), L.P

By:	its general partner Vintage Ventures LP
By:	its general partner Vintage Venture Fund I Ltd

Name:	Alan Feld
Title:	Managing Partner

/s/ Alan Feld /s/ Amit Frenkel
Vintage Venture Partners III (Cayman), L.P.

By:	its general partner Vintage Ventures III LP
By:	its general partner Vintage Venture Fund 3 Ltd

Name:	Alan Feld Amit Frenkel
Title:	Managing Partner General Partner

/s/ Alan Feld /s/ Amit Frenkel
Vintage Venture Partners III (Israel), L.P.

By:	its general partner Vintage Ventures III LP
By:	its general partner Vintage Venture Fund 3 Ltd

Name:	Alan Feld Amit Frenkel
Title:	Managing Partner General Partner

Schedule I

Allocation of Investment Amount & Purchased Shares – The Closing

Investor	First Installment Amount US$	First Installment Shares	Second Installment Amount US$	Second Installment Shares	Total Investment Amount US$	Total Purchased Shares	Total Warrant Shares*
Ofer Hi-Tech Investment Ltd.	1,375,000	3,785	1,375,000	3,785	2,750,000	7,570	1,514

Galam Ltd.	625,000	1,720	625,000	1,720	1,250,000	3,440	688

Arancia International, Inc.	1,000,000	2,753	1,000,000	2,753	2,000,000	5,506	1,101

BIP Venture Partners SA, SICAR	750,000	2,064	750,000	2,064	1,500,000	4,128	826

Plasson Ltd.	250,000	688	250,000	688	500,000	1,376	275

Total	4,000,000	11,010	4,000,000	11,010	8,000,000	22,020	4,404

* The number of Warrant Shares reflects 20% of the aggregate number of Purchased Shares to be issued to each Investor (if and to the extent actually purchased by each such Investor).

Allocation of Investment Amount & Purchased Shares

Investor	CCA Amount (US$)	CCA Shares

Galam Ltd.	1,500,000	4,129

Arancia International, Inc.	500,000	1,376

Vintage Venture Partners	200,000	551

Total	2,200,000	6,056

Schedule II

Allocation of Investment Amount & Purchased Shares – The Deferred Closing*

Deferred Closing Investor	Additional Investment Amount (US$)	Number of Deferred Closing Purchased Shares	Number of Warrant Shares**

Total

* The aforesaid table will be completed not later than the Deferred Closing Date.

** The number of Warrant Shares reflects 20% of the aggregate number of Deferred Closing Purchased Shares to be issued to each Deferred Closing Investor (if and to the extent actually purchased by each such Deferred Closing Investor).

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